                                                                    EXHIBIT 12.1

                                   AETNA INC.


               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES




                                                                       YEARS ENDED DECEMBER 31,
                                              -------------------------------------------------------------------------
(MILLIONS)                                        2000           1999           1998           1997           1996
                                              -------------  -------------  -------------  -------------  -------------
Pretax income (loss) from continuing
   operations.............................       $(39.0)(2)     $744.8         $842.0          $979.6         $(29.6)(4)
 Add back fixed charges.....................      360.9          322.3          291.7           287.5          204.7
                                                 ------       --------       --------        --------         ------
    Income as adjusted......................     $321.9       $1,067.1       $1,133.7        $1,267.1         $175.1
                                                 ------       --------       --------        --------         ------
 Fixed charges:
   Interest on indebtedness(1)..............     $248.2         $232.7         $206.2          $213.9         $141.0
    Portion of rents representative of
      interest factor.....................        112.7           89.6           85.5            73.6           63.7
                                                 ------       --------       --------        --------         ------
    Total fixed charges.....................     $360.9x        $322.3         $291.7          $287.5         $204.7x
                                                 ------       --------       --------        --------         ------
 Ratio of earnings to fixed charges.........       0.89x(3)       3.31x          3.89x           4.41x          0.86x(5)


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(1)  Includes the dividends paid to preferred shareholders of a subsidiary.
     (Refer to Note 12 of Notes to Consolidated Financial Statements in our Registration Statement on Form 10.)


(2) Pretax loss from continuing operations reflects a goodwill write-off of $310.2 million, a severance and facilities charge of $142.5 million and $57.8 million of change-in-control related payments and other costs required to effect the spin-off of the Company from former Aetna Inc.

(3) Additional pretax income from continuing operations necessary to achieve a ratio of earnings to fixed charges of 1.0x was approximately $39.0 million.

(4) Pretax loss from continuing operations reflects a severance and facilities charge of $815.7 million.

(5) Additional pretax income from continuing operations necessary to achieve a ratio of earnings to fixed charges of 1.0x was approximately $29.6 million.